Exhibit 99.1

Kips Bay Medical Provides Feasibility Study Update

and Reports Third Quarter 2014 Results

MINNEAPOLIS, MN, November 6, 2014 – Kips Bay Medical, Inc. (OTCQB: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting, or CABG, surgery, today provided a business update and announced financial results for its third quarter ended September 27, 2014.

Feasibility Study Update

The pace of enrollment in the eMESH I clinical feasibility trial has increased significantly during the past two months. As of November 3, 2014, 79 patients have been enrolled in the trial, up from 56 patients as of August 1, 2014. The Company believes approximately 25 additional patients, for a targeted total of 45 to 50, treated with the new surgical implant technique, will be needed to complete enrollment for the trial and that these additional patients can be enrolled by the end of 2014.

As previously announced on August 20, 2014, the Company received an updated CE Mark approval which allows the use of the new surgical implant technique for the eSVS Mesh in Europe. This updated approval was required for the European study sites to enroll patients in the eMESH I trial using the new surgical implant technique. With the conclusion of the traditional summer break in Europe, the Company has been able to complete training of all existing European clinical study sites on the new surgical implant technique. Kips Bay believes that the recent increase in the enrollment rate was due to the completion of this training and the activation of three new study sites in the Czech Republic. Kips Bay currently has ten study sites in Europe and seven study sites in the United States that are able to enroll patients, using the new surgical implant technique, in the eMESH I clinical feasibility trial.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein graft, or SVG, support using the Company’s eSVS Mesh in coronary artery bypass grafting surgery. The objective of the trial is to demonstrate to the U.S. Food and Drug Administration, or FDA, the initial safety and performance of the eSVS Mesh for use as an external SVG support device during CABG surgery. If the trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption, or IDE, to perform a larger pivotal study. The pivotal study is required to demonstrate clinical effectiveness and support a premarket approval application filing with the FDA seeking approval to sell the eSVS Mesh in the United States.

Five-Year eSVS Mesh Performance Information

The Company also recently announced that it had begun to receive follow-up angiograms on certain patients that participated in its original international human clinical trial, the “CE Mark” trial. The eligible patients are those whose eSVS Mesh treated saphenous vein grafts were open, or patent, at the conclusion of the CE Mark trial. Enrollments in this original trial occurred between August 2008 and July 2009. Follow-up angiograms from these patients will provide an opportunity to evaluate the performance of the eSVS Mesh treated grafts five to six years after bypass surgery. The Company anticipates that these follow-up angiograms will provide a meaningful indication of the potential long-term performance of the eSVS Mesh.

In order to accomplish this follow-up study, the Company, working with the investigators/surgeons at the original hospitals, is required to obtain approval from the ethics committee of each hospital in order to approach the patients and request their participation in this follow-up study. Two of the original hospitals have received this approval and are actively contacting their original study patients. To date, the Company has received follow-up angiograms from three patients and is currently having these angiograms evaluated by an independent laboratory. The Company expects three of the seven original study sites to participate in this follow-up study and hopes to receive 10 to 15 follow-up angiograms by the end of this year.

Financial Results

Net sales were unchanged in the third quarter of 2014 from the third quarter of 2013. Gross profit in the third quarters of 2014 and 2013 was $5,000 and $6,000, respectively. Net loss in the third quarter of 2014 was $1.4 million, or $0.04 per diluted share, compared to a net loss of $1.6 million, or $0.06 per diluted share, in the third quarter of 2013. Net sales for the first nine months of 2014 and 2013 were $71,000 and $89,000, respectively, and the Company’s gross margin decreased to 50.7% from 52.8%, respectively. The net loss for the first nine months of 2014 was $4.3 million, or $0.13 per diluted share, compared to a net loss of $4.5 million, or $0.17 per diluted share, for the first nine months of 2013. The decrease in net sales for the nine month comparison reflects the negative impact of the limited amount of clinical data on the performance of the eSVS Mesh, limited reimbursements available to hospitals and the continuing effects of economic difficulties in certain European countries.

Research and development expenses decreased 28.1% to $604,000 in the third quarter of 2014 down from $840,000 in the third quarter of 2013. Research and development expenses decreased 17.6% to $1.9 million in the first nine months of 2014 down from $2.3 million in the first nine months of 2013. These decreases were due primarily to lower clinical activity levels in the first nine months of 2014 compared to the prior year period. Patient enrollments in the eMESH I clinical feasibility trial declined in 2014 as European study sites waited for the updated CE Mark approval allowing the use of the new implant technique. In addition, enrollments in the Company’s post-market studies were substantially completed in 2013, resulting in reduced activity and lower costs in 2014. The decrease also was due to certain non-recurring costs during the first nine months of 2013 related to additional design testing required by the FDA as part of the Company’s November 2012 conditional IDE approval.

Selling, general and administrative expenses increased 12.2% to $826,000 in the third quarter of 2014, up from $736,000 in the third quarter of 2013. Selling, general and administrative expenses increased 6.6% to $2.4 million in the first nine months of 2014, up from $2.3 million in the first nine months of 2013. These increases were due primarily to higher costs associated with expanding the Company’s sales team from one to two individuals during the third quarter of 2013. These increases were partially offset by decreases in stock-based compensation expense which resulted from the Company’s decreased stock price.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at September 27, 2014 were $4.8 million compared to $5.0 million at December 31, 2013. Total current assets decreased to $5.6 million at September 27, 2014, down from $5.9 million at December 31, 2013. These decreases resulted from the use of cash for operations during the first nine months of 2014, partially offset by net proceeds from the Company’s January 2014 public offering.

Current liabilities increased to $474,000 as of September 27, 2014, up from $455,000 as of December 31, 2013. This increase was primarily attributable to an increase in accrued costs related to feasibility trial related activities.

Cash used in operations decreased to $3.9 million for the nine months ended September 27, 2014 compared to $4.3 million in the nine months ended September 28, 2013. This decrease was due in part to both the decline in net loss and the payment in the first quarter of 2013 of $400,000 of costs related to the December 2012 public offering.

Looking Ahead

Sales, general and administrative expenses are expected to increase slightly as the Company continues to actively pursue enrollments in the eMESH I clinical feasibility trial. Research and development expenses also are expected to increase as European enrollments resume in the eMESH I clinical feasibility trial. The Company does not expect its sales to improve significantly in future periods until additional clinical study data is available.

Kips Bay believes that its cash, cash equivalents and short-term investments as of September 27, 2014 will be sufficient to fund its planned operations into mid-2015. The Company will need additional financing to continue its operations thereafter and execute its business plan, including completing the eMESH I clinical feasibility trial, planning for its anticipated pivotal study and marketing and selling the eSVS Mesh in European and other international markets. The Company historically has financed its operations principally from the sale of equity securities. While the Company has been successful in the past in obtaining the necessary capital to support its operations, and has similar future plans to obtain additional financing, there is no assurance that the Company will be able to obtain additional financing under commercially reasonable terms and conditions, or at all.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. The eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant. Kips Bay is currently conducting a feasibility trial for the FDA, the objective of which is to demonstrate the initial safety and performance of the eSVS Mesh. Kips Bay expects to enroll up to 120 patients at 10 international and 10 U.S. sites and expects to use the data from this study as the basis for the filing of a request for an investigational device exemption to perform a larger pivotal study. The pivotal study is required to demonstrate clinical effectiveness and support a request for approval to sell the eSVS Mesh in the United States. Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “believes,” “expects,” “continues,” “intends,” “should,” “will,” “may,” “can be,” “believes,” “could,” “hopes,” “anticipates,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s plans and expectations regarding enrollments, patients required to complete its trial and other aspects of its eMESH I clinical feasibility trial; the effect of recent changes in the application of the eSVS Mesh and to the surgical implant technique on the results of the feasibility trial; the safety, performance and benefits of the eSVS Mesh; participation in and the results of the Company’s follow-up study; future sales, sales, general and administrative expenses and research and development expenses; the Company’s burn rate and how long the Company believes its current cash resources will last and its need for, and plans to obtain, additional financing, to fund its operations past mid-2015. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, in particular, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; and its need for, and ability to obtain, additional financing; and the terms of any such additional financing, which could be highly dilutive and adversely affect the rights of its current stockholders. If Kips Bay is unable to obtain additional financing when needed or if its eMESH I clinical feasibility trial is not successful, the Company may not be able to continue as a going concern and may be forced to cease operations. Other uncertainties and risks that may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements include, among others, Kips Bay’s future operating results and financial performance; surgeon acceptance of the eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for the eSVS Mesh technology and the extent of such coverage; the development of its distribution and marketing capabilities; and its ability to retain and attract personnel. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013

Net sales	$13	$13	$71	$89
Cost of sales	(8)	(7)	(35)	(42)
Gross profit	5	6	36	47

Operating expenses:
Research and development	604	840	1,896	2,302
Selling, general and administrative	826	736	2,434	2,283
Operating loss	(1,425)	(1,570)	(4,294)	(4,538)
Interest income	1	4	5	12
Net loss	$(1,424)	$(1,566)	$(4,289)	$(4,526)
Basic and diluted net loss per share	$(0.04)	$(0.06)	$(0.13)	$(0.17)
Weighted average shares outstanding — basic and diluted	33,014,079	26,979,079	32,292,084	26,888,695

Comprehensive loss	$(1,424)	$(1,563)	$(4,289)	$(4,526)

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	September 27, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,061	$2,316
Short-term investments, net	706	2,684
Accounts receivable	13	28
Inventories	703	793
Prepaid expenses and other current assets	147	88
Total current assets	5,630	5,909
Property and equipment, net	363	400
Total assets	$5,993	$6,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54	$141
Accrued liabilities	420	314
Total current liabilities	474	455
Commitments and contingencies
Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 27, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized as of September 27, 2014 and 40,000,000 shares authorized as of December 31, 2013, 33,014,079 and 26,979,079 issued and outstanding as of September 27, 2014 and December 31, 2013, respectively	330	270
Additional paid-in capital	45,388	41,494
Accumulated other comprehensive loss	—	—
Accumulated deficit	(40,199)	(35,910)
Total stockholders’ equity	5,519	5,854
Total liabilities and stockholders’ equity	$5,993	$6,309

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Nine Months Ended
	September 27, 2014	September 28, 2013
Cash flows from operating activities:
Net loss	$(4,289)	$(4,526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	39	41
Stock-based compensation	311	431
Amortization of premium on short-term investments	18	62
Other	—	17
Changes in operating assets and liabilities:
Accounts receivable	15	18
Inventories	90	95
Prepaid expenses and other current assets	(59)	(60)
Accounts payable	(87)	(309)
Accrued liabilities	106	(86)
Net cash used in operating activities	(3,856)	(4,317)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	3,176	2,233
Purchases of short-term investments	(1,216)	(5,625)
Purchase of property and equipment	(2)	(17)
Proceeds from the sale of property and equipment	—	2
Net cash provided by (used in) investing activities	1,958	(3,407)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of related costs of $581	3,643	—
Proceeds from sale of common stock in a public offering, net of related costs of $33	—	276
Net cash provided by financing activities	3,643	276
Net increase (decrease) in cash and cash equivalents	1,745	(7,448)
Cash and cash equivalents at beginning of period	2,316	9,403
Cash and cash equivalents at end of period	$4,061	$1,955